Exhibit 10.10
December 14, 2023

Matthew S. Stadler
c/o Cohen & Steers Capital Management, Inc. 280 Park Avenue
New York, NY 10017 Dear Matt:
Reference is made to your notice of retirement (the “Notice”) from Cohen & Steers, Inc. and its affiliates (collectively, the “Company”), provided by you to the Company in writing on October 17, 2023. You and the Company mutually agree that the anticipated effective date of your retirement (the “Retirement Date”) shall be the date your replacement commences employment with the Company; provided however that (x) subject to the following subclause (y), the Company may change the Retirement Date in its sole discretion upon reasonable advance notice to you and (y) the Retirement Date shall not in any case be later than October 1, 2024.

Reference is also made to those certain restricted stock unit agreements that (x) have been entered into by and between you and the Company prior to the date hereof and (y) may be entered into by and between you and the Company after the date hereof (including, without limitation, in connection with the Company’s mandatory deferral program applicable to annual discretionary performance bonuses in respect of each of the 2023 and 2024 calendar year), setting forth the terms and conditions applicable to Company restricted stock units (the “RSUs”) previously granted to you or that may be granted to you by the Company, as the case may be (such agreements collectively, the “RSU Agreements”).

In connection with your provision of the Notice, you have requested of the Company that any RSUs that have not vested as of the Retirement Date (such RSUs collectively, the “Unvested RSUs”) not be forfeited upon your termination of Employment, as otherwise provided for in the related RSU Agreements.

In consideration of the Notice and in response to your request, the Company has determined that, expressly subject in all respects to the approval of the compensation committee of the Company’s board of directors (the “Compensation Committee”) and the terms and conditions set forth herein (and further subject to any applicable accelerated delivery provisions set forth in the RSU Agreements), as of the Retirement Date, all of your then Unvested RSUs shall immediately vest, and you will remain eligible to receive the remaining Shares underlying such RSUs on (and not prior to) the scheduled Delivery Dates for such Shares as set forth in the related RSU Agreements. The terms and conditions referred to in the immediately preceding sentence shall include:

1)Satisfactory performance of all of your employment duties, responsibilities and obligations through the Retirement Date (the “Employment Duties”), with particular focus on the following:

a.Continue to effectively manage and administer all day-to-day duties, responsibilities and obligations that are expected of your positions and roles at the Company;

b.Assist in communication, notification and reporting to internal and external parties, including without limitation clients, employees, boards of directors of the Company and its affiliates, and regulators;

c.Transition and delegation of all designations and responsibilities;

d.Assist in coaching and retention of employees; and

e.Playing an active role in recruitment of a suitable replacement candidate for your positions and roles at the Company and, if applicable and if requested by the Company, support the job performance of your replacement hire.

2)Your Employment with the Company is not at any time terminated for Cause.

3)Your continued compliance, as determined in the Company’s sole discretion (which determination shall be final, conclusive and binding upon all parties) with (i) the existing restrictive covenants set forth in the RSU Agreements, including without limitation those provisions relating to non-interference, non-solicitation and non-disparagement (the “Existing Restrictive Covenants”) and (ii) the Non-Competition Covenant (as defined below). You hereby agree that each of the RSU Agreements shall automatically be deemed amended upon the Retirement Date to (i) extend the duration of the Existing Restrictive Covenants (and your obligation to comply therewith) through the final Delivery Date set forth in such RSU Agreements, and (ii) include and incorporate the restrictive covenants (and your obligation to comply therewith) set forth on Annex A attached hereto (such restrictive covenants set forth on Annex A collectively, the “Non-Competition Covenant” and, together with the Existing Restrictive Covenants, the “Restrictive Covenants”). Not in limitation of the foregoing provisions of this paragraph three in any respect, the Company agrees to confer with you in good faith to the extent you request clarification of the application of the Non-Competition Covenant to board directorships that may otherwise become available to you.

4)Immediately prior to, and as a condition of, delivery of Shares underlying RSUs, you shall execute and deliver to the Company the certification attached hereto as Annex B. In the event you violate the Non-Competition Covenant you shall immediately forfeit any then-outstanding RSUs and such forfeiture shall be the sole remedy available to the Company. In the event you violate any Restrictive Covenant other than the Non-Competition Covenant you shall immediately forfeit any then-outstanding RSUs, which forfeiture shall not in any respect limit or restrict any other remedies that may be available to the Company. It is acknowledged and agreed that, automatically and without any further action by you or the Company, the provisions of this paragraph shall be incorporated into and made a part of any future RSU agreements entered into by and between you and the Company and shall apply to any violation of the restrictive covenants set forth therein.

We will determine in our sole discretion (to be exercised in good faith) whether you have satisfactorily performed the Employment Duties, which determination shall be final, conclusive and binding upon all parties. We understand that your pending retirement and performance of those duties will require adjustment to the nature of your day-to-day activities and the time you spend in the office (or, to the extent consistent with Company policies then in effect, in a remote work environment). We expect you to be available to, and in direct and regular communication with Joseph M. Harvey (and such person’s delegates) with regard to your performance and priorities during the remainder of your employment to ensure your work activities support a successful transition.

You agree that any cessation of, or substantial or sustained reduction in, the Employment Duties prior to the Retirement Date, without actual termination of employment (referred to as a “Diminution of Employment Duties”), shall occur only to the extent expressly directed by the Company, at its sole option and in its sole discretion. You further agree that, notwithstanding any Diminution of Employment Duties, you will continue to be bound by all of the other express and implied obligations arising out of your employment with the Company and this letter agreement (this “Agreement”). For the avoidance of doubt, you shall not be deemed to be in violation of this Agreement to the extent any failure to satisfactorily perform the Employment Duties is the direct result of any Diminution of Employment Duties that is authorized or directed by the Company.

Upon the vesting of your Unvested RSUs on the Retirement Date as described in this Agreement, (i) you will not be entitled to receive any further “dividend equivalent” RSUs that would otherwise have been granted on or after the Retirement Date, (ii) your existing “dividend equivalent” RSUs will continue to not receive any value in connection with any dividend payments on shares of CNS common stock and (iii) to the extent cash dividends are paid on shares of CNS common stock following the Retirement Date, your then-vested and outstanding RSUs (other than your “dividend equivalent” RSUs) will receive cash payments equal to such per share dividend amount. It is acknowledged and agreed that, automatically and without any further action by you or the Company, the provisions of this paragraph shall be incorporated into and made a part of any future RSU Agreements entered into by and between you and the Company, to the fullest extent applicable.

Unless your Employment with the Company is earlier terminated by the Company for Cause (as described above) or is earlier terminated by you for any reason, you shall continue to be entitled to receive your current base salary and employee benefits up to and including the Retirement Date. For the avoidance of doubt, you continue to be eligible to receive an annual discretionary performance bonus in respect of calendar year 2023, in accordance with determinations by the Compensation Committee and the Company’s policies, practices and procedures regarding payment of annual discretionary bonuses to Company executive officers (including, without limitation, the Company’s mandatory deferral program).

At the Company’s sole discretion (which discretion will be exercised in good faith) and subject in all respects to the determinations and approval of the Compensation Committee, we currently anticipate that you would receive a pro-rated discretionary performance bonus in respect of calendar year 2024 based upon, and expressly subject to, (i) your continuing employment until the Retirement Date, (ii) your individual performance (including satisfaction of the Employment Duties and other obligations described above), (iii) firm profitability, (iv) market conditions, (v) your compliance with the terms and conditions of this Agreement and (vi) other factors. We currently anticipate that payment of the cash portion of any pro-rated discretionary performance bonus in respect of calendar year 2024 would be made in January of 2025 in accordance with Cohen & Steers’ policy with respect to the payment of employee bonuses, notwithstanding that you will no longer be employed by the Company at the time of any such payment. Any such 2024 pro-rated discretionary performance bonus would be subject to our mandatory deferral program applicable to Company executive officers, and the RSU portion of any such bonus is currently expected to be awarded no later than the Retirement Date, provided that, if permitted under applicable rules or regulations, such RSU award date may be changed at the sole discretion of the Company to any date that is not later than the payment date of the cash portion of any 2024 pro-rated discretionary performance bonus. RSUs granted in connection with any such bonus would, subject to the terms and conditions of this Agreement, be deemed to be vested upon the later of the Retirement Date or such RSU award date and would be subject to the terms and conditions of the RSU award agreement that would be required to be entered into by and between you and the Company pursuant to such grant. Such RSU award agreement would provide for delivery of the Shares underlying such RSUs in equal 25% increments beginning on the one-year anniversary of the RSU award date, and would include restrictive covenants related to non-interference, non-solicitation and non-disparagement that would be in effect through the final delivery date set forth in such agreement. It is acknowledged and agreed that, automatically and without any further action by you or the Company, the Non-Competition Covenant set forth on Annex A shall be incorporated into and made a part of such RSU award agreement.

You understand and agree that you are solely responsible for your income tax obligations and consequences resulting from or arising out of the vesting of your RSUs and/or delivery of Shares underlying your RSUs. Upon prior written notice to the Company, you may provide for the cash settlement of any tax withholding obligations of the Company arising from or in connection with the vesting of your RSUs and/or delivery of Shares underlying your RSUs, by tendering a cash payment to the Company, prior to the occurrence of such tax withholding obligation, for the full amount of tax required to be withheld. The Company will otherwise provide for the satisfaction of such tax withholding obligations by withholding from you a number of equity awards sufficient to fully satisfy the monetary value of such tax obligation. Notwithstanding the foregoing, you expressly acknowledge and agree that, until such time as you are no longer an officer (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company (any such person, a “Section 16 Person”), in connection with the settlement of RSUs held by you, certain tax liabilities shall automatically be satisfied through the withholding by the Company of shares of common stock otherwise deliverable to you, in accordance with the Company’s current policies applicable to Section 16 Persons generally.

Each of Annex A and Annex B attached hereto is incorporated by reference in its entirety into this Agreement and forms an integral part thereof.

In exchange for the consideration set forth herein (including the terms and conditions related thereto), you expressly agree on behalf of yourself, your dependents, executors, administrators,

trustees, legal representatives, heirs, agents, and assigns (collectively the “Releasors”), never to initiate or institute a claim or cause of action against and to forever release and discharge the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and, whether acting as agents for such entities or in their individual capacities, any and all of its past or present partners, members, owners, officers, directors, stockholders, agents, trustees, administrators, employees or assigns (collectively the “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including but not limited to any claims for compensatory or punitive damages, injunctive or equitable relief, or for attorneys' fees, or costs or disbursements of any kind), whether known or unknown, which Releasors ever had, now has, or may hereafter have against Releasees by reason of any action, omission, transaction, or occurrence from the beginning of time and occurring up to and including the date of this Agreement. Without limiting the generality or force or effect of the foregoing, this release shall release Releasees to the maximum extent permitted by law from any and all claims against Releasees arising, directly or indirectly, from (i) your employment with the Company; (ii) the terms and conditions of such employment; (iii) the negotiation and entry into this Agreement, and/or the terms of this Agreement; (iv) any and all RSUs awarded; (v) any and all rights to any matches and dividend equivalents associated with any RSUs; (vi) any and all rights to purchase CNS Stock in the Company’s Employee Stock Purchase Plan; (vii) any and all claims for tortious conduct, wrongful discharge and/or breach of employment contract; and (viii) any and all claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family Medical Leave Act (“FMLA”), the Fair Labor Standards Act (the “FLSA”), the Employee Retirement Income Security Act of 1974 (“ERISA”) (excluding claims for accrued, vested benefits under any employee-benefit plan of the Company in accordance with the terms of such plan and applicable law), the New York State Human Rights Law, the Administrative Code of the City of New York, New York Wage and Hour Laws, and/or any other federal, state, or local law (statutory or decisional), regulation, or ordinance, up to and including the date of this Agreement.

Notwithstanding anything to the contrary set forth herein, your continued employment with the Company is for no specified term and continues to constitute at-will employment. As a result, you remain free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause.

You agree that, in the event of any conflict between the terms of this Agreement and the terms of any RSU Agreement, the terms of this Agreement shall control. Capitalized terms used herein without definition have the meanings assigned to such terms under the RSU Agreements and the Company’s Amended and Restated Stock Incentive Plan, as the context requires.

THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Except as expressly set forth in this Agreement, the terms and conditions set forth in your RSU Agreements shall continue in full force and effect. You agree, to extent permissible under applicable law or regulation, not to disclose or cause to be disclosed this Agreement or its terms to any employee of the Company or any third party, including shareholders and clients of the Company and shareholders of funds managed by the Company, except for your personal professional legal and tax advisors that agree to comply with the confidentiality provisions of this Agreement. Notwithstanding the foregoing, you and the Company mutually acknowledge and agree that the Company may disclose the material terms of this Agreement and file this Agreement as an exhibit to its periodic filings with the Securities and Exchange Commission, in each case in accordance with its disclosure obligations under the Exchange Act and the rules and regulations promulgated thereunder.

We appreciate your contributions to the Company and look forward to a productive and successful transition.

Sincerely,

                        /s/ Joseph Harvey
Joseph Harvey

Chief Executive Officer, Cohen & Steers, Inc.

Pursuant to my Notice previously provided of my retirement from the Company, to be effective as of the date described in this Agreement, I hereby request that my then-unvested RSUs remain outstanding, and expressly agree to and accept all terms, conditions and provisions of this Agreement:

/s/ Matthew S. Stadler                        12/14/2023
Matthew S. Stadler    Date

ANNEX A

The section entitled “Restrictive Covenants”, as set forth in those certain RSU grant agreements entered into or to be entered into by and between the Company and the employee that is signatory to the Agreement of which this Annex A forms a part, is hereby amended to include and incorporate the restrictive covenants set forth below. Capitalized terms below that are not otherwise defined shall have the meanings ascribed thereto in the RSU grant agreement.
The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that, during the Participant’s Employment with the Company and its Affiliates and for a period commencing on the termination of such Employment for any reason (including, without limitation, termination due to the retirement of the Participant) and ending on the final Delivery Date, the Participant shall not:
(i)during the Participant’s Employment with the Company and its Affiliates, other than on behalf of the Company and its Affiliates, provide or seek to provide to any person to whom the Company or an Affiliate rendered services during the Participant’s Employment with the Company and its Affiliates, any such services or similar services;
(ii)following the Participant’s termination of Employment with the Company and its Affiliates, provide or seek to provide to any person to whom the Company or an Affiliate rendered services during the three-year period prior to such termination of Employment, any such services or similar services;
(iii)directly or indirectly engage in any responsibilities, activities, business or strategy that competes with the activities, businesses or strategies of the Company or its Affiliates (including, in each case and without limitation, any such activities, businesses or strategies which the Company or its Affiliates have specific plans to conduct in the future and as to which the Participant is aware of such plans) within the United States or any other country or region in which the Company or its Affiliates is conducting, or which the Participant is aware the Company or its Affiliates has discussed plans to conduct, business at the time of determination (a “Competitive Business”);
(iv)directly or indirectly enter the employ of, or render or be retained to render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business; provided that, notwithstanding the foregoing, it is agreed that it shall not be a breach of this section for the Participant to provide services to an entity or person that is not itself a Competitive Business, but either (x) has a division, business unit or segment that is a Competitive Business or (y) has an Affiliate that (I) is a Competitive Business or (II) has a division, business unit or segment that is a Competitive Business so long as the Participant demonstrates to the Company’s reasonable satisfaction that the Participant does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment, or such Affiliate (or its division, business unit or segment) that is the Competitive Business; or

(v) directly or indirectly acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided that nothing herein shall preclude the Participant from, directly or indirectly, owning, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (x) is not a controlling person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
These covenants are agreed to be severable so that if one should be unenforceable that will not prevent enforcement of the remaining covenants, and if all should be unenforceable that will not prevent enforcement of any other restrictive covenants set forth in the agreement of which these covenants form a part.

ANNEX B

Certification
(to be dated as of each DELIVERY DATE)

The undersigned hereby certifies that he is in compliance with (i) the terms, conditions and restrictions set forth in the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (as may be amended or restated from time to time) or any applicable successor plan, (ii) the retirement letter agreement dated December 14, 2023 (the “Retirement Letter Agreement”) and (iii) each of the Restricted Stock Unit Agreements entered into with Cohen & Steers, Inc. (the “Company”), including without limitation those agreements dated [January 29, 2021, January 31, 2022, January 31, 2023 and January 31, 2024], each as amended by the Retirement Letter Agreement (collectively, the “RSU Agreements”), pursuant to which the Company granted restricted stock units to the undersigned that remain outstanding as of the date hereof. The undersigned further certifies that he has not at any time prior to and as of the date hereof violated any of the restrictive covenants contained in or incorporated by reference into any of the RSU Agreements.

Matthew S. Stadler
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